UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Commission file number 000-49634

FORTIS ENTERPRISES

(Exact name of registrant as specified in charter)

Nevada	88-0475756
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1111 N. Orlando Avenue
Winter Park, FL	32789
(Address of Principal Executive Office)	(Zip Code)

2004 Consultant and Employee Stock Compensation Plan

(Full Title of the Plan)

(404) 435-3959

(Registrant's Telephone Number, Including Area Code)

Stephen W. Carnes, President

1111 N. Orlando Avenue

Winter Park, Florida

___________________________________

(Name and Address of Agent for Service)

___________________________________

Copy to:

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(619) 595-4882

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	15,625,000	$0.016	$250,000	$31.67

  The shares of Common Stock of Fortis Enterprises being registered consist of shares to be issued under the 2004 Consultant and Employee Stock Compensation Plan (the "Plan") described herein.

  Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act and are based upon the 5 day average of the bid and asked prices for the Common Stock of Fortis Enterprises as quoted on the Over-the-Counter Bulletin Board through May 6, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus concerning the 2004 Consultant and Employee Stock Compensation Plan ("Plan") is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act. Fortis Enterprises will maintain a file of the Plan and other information or documents in accordance with the provisions of Rule 428. Upon request, Fortis Enterprises shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by Fortis Enterprises, a Nevada corporation ("Fortis") with the Commission (File No. 000-49634) are incorporated by reference in this Registration Statement: (i) Fortis' Annual Report on Form 10-KSB for the year ended December 31, 2003.

All documents filed by Fortis pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

General

Fortis is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share. As of March 22, 2004 there were 66,731,793 shares issued and outstanding.

Fortis is authorized 5,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this filing there were no shares issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. Fortis' board of directors has authority, without action by its shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of Fortis of its shareholders and which may dilute the book value of the Common Stock. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Fortis, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Fortis has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of Fortis' Articles of Incorporation and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Fortis by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Fortis' management. The issuance of shares of Preferred Stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of Common Stock. For example, Preferred stock issued by Fortis may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification.

Fortis' Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Sections 78.7502 and 78.751 of the Nevada General Corporation Laws provides as follows:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  Is not liable pursuant to NRS 78.138; or

  Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

  Is not liable pursuant to NRS 78.138; or

  Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  By the stockholders;

  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

  If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

  Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Petrol pursuant to the foregoing provisions, Petrol has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit # Description

(4)(a)*	2004 Consultant and Employee Stock Compensation Plan
(5)*	Opinion of Stoecklein Law Group, regarding legality of shares to be issued.
(9)	N/A
(15)*	Included in Auditor's Consent in Exhibit 23.2
(23.1)*	Consent of Stoecklein Law Group (included in Exhibit 5).
(23.2)*	Consent of Beckstead and Watts, LLP.
(24)	N/A
(99)	N/A

____________________________________________________________________________

* Filed herewith

Item 9. Undertakings.

Fortis, the registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Fortis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on this 7th day of May, 2004.

FORTIS ENTERPRISES

By: /s/ Stephen W. Carnes

Stephen W. Carnes, Director,

President/Secretary/Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Stephen W. Carnes	President, Director,	May 7, 2004
Stephen W. Carnes	Secretary/Treasurer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on May 7, 2004.

2004 CONSULTANT AND EMPLOYEE STOCK COMPENSATION

PLAN FOR FORTIS ENTERPRISES

By: /s/ Stephen W. Carnes

Stephen W. Carnes, sole director